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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

    WARRIOR ENERGY SERVICES CORPORATION ANNOUNCES AGREEMENT TO BE ACQUIRED BY
                         SUPERIOR ENERGY SERVICES, INC.


Monday, September 25, 2006


         Columbus, Mississippi. Warrior Energy Services Corporation (NASDAQ -
WARR) ("Warrior Energy") announced today that it has entered into a merger agreement to be acquired by Superior Energy Services, Inc. ("Superior") (NYSE:SPN). Under the terms of the agreement, unanimously approved by the Warrior Energy board of directors, for each share of Warrior Energy Common Stock, a stockholder will receive upon the closing of the transaction $14.50 in cash and 0.452 shares of Superior common stock. The total purchase price is approximately $358.0 million, based on the closing price of Superior common stock on September 22, 2006. The transaction is subject to approval by the stockholders of Warrior Energy, regulatory review and customary closing conditions, and is expected to close late in the fourth quarter of 2006.

         Mr. William L. Jenkins, President of Warrior Energy, stated that "The combination of cash and stock should allow the stockholders of Warrior Energy to realize both immediate value through the cash consideration and the potential of continuing value through appreciation in the price of Superior common stock."

         Simmons & Company International was the financial advisor to the Warrior Energy Board of Directors.

         Superior is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. Superior uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property's economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.

         Warrior Energy Services Corporation is a natural gas and oil service company providing services to natural gas and oil well operators in the most active basins in the continental United States and in the Gulf of Mexico. It is headquartered in Columbus, Mississippi. Additional information may be obtained by contacting Mr. Rob McNally, Executive Vice President, at (832) 775-0016 or visiting the Company's website at www.warriorenergyservices.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

      Warrior Energy and Superior will file a proxy statement/prospectus, and both companies will file other relevant documents, concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Warrior Energy free of charge by contacting Mr. Rob McNally, Executive Vice President, at (832) 775-0016 or visiting the Warrior Energy's website at www.warriorenergyservices.com.

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PARTICIPANTS IN SOLICITATION

      Warrior Energy, Superior and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Warrior Energy stockholders in connection with the merger. Information about the directors and executive officers of Warrior Energy and their ownership of Warrior Energy common stock is set forth in the prospectus of Warrior Energy dated April 18, 2006 filed with the SEC and available at the website maintained by the SEC at www.sec.gov. Information about the directors and executive officers of Superior and their ownership of Superior common stock is set forth in the proxy statement for Superior's 2006 Annual Meeting of Stockholders. Investors may obtain additional information regarding the names, affiliations and interests of such participants by reading the proxy statement/prospectus for the merger when it becomes available or at the following address:100 Rosecrest Lane, Columbus, Mississippi 39701.

      Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995.

         With the exception of historical matters, the matters discussed in this press release are "forward-looking statements" as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Warrior Energy intends that the forward-looking statements herein be covered by the safe-harbor provisions for forward-looking statements contained in the Securities Exchange Act of 1934, as amended, and this statement is included for the purpose of complying with these safe-harbor provisions. Although Warrior Energy believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees that the contemplated merger will occur and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include a delay in or the failure to obtain required approvals and failure to satisfy conditions to closing in the Merger Agreement, as well as other risk factors described from time to time in Warrior Energy's filings with the SEC. Warrior Energy assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise except as required by law. Warrior Energy cautions readers that various risk factors could cause Warrior Energy's operating results and financial condition to differ materially from those expressed in any forward-looking statements made by Warrior Energy and could adversely affect Warrior Energy's ability to pursue the contemplated merger and its business strategy and plans. Readers should refer to Warrior Energy's Annual Report on Form 10-K and the risk factors disclosed therein.
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